EXHIBIT 99.3

CONSENT OF PERSON TO BE NAMED AS A DIRECTOR NOMINEE

I hereby consent to being named as a nominee to the Board of Directors of Quantum Fuel Systems Technologies Worldwide, Inc., a Delaware corporation, in its Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission and in any amendments thereof.

January 11, 2005

/s/ JEFFREY BEITZEL
Jeffrey Beitzel